                            DEFINITIVE PROXY MATERIALS

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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         14a-6(e)(2))

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[X]      Definitive Additional Materials

[  ]     Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          RENAISSANCERE HOLDINGS LTD.
              ---------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                          RENAISSANCERE HOLDINGS LTD.
             -----------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

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         and 0-11.

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

                          RENAISSANCERE HOLDINGS LTD.
                               RENAISSANCE HOUSE
                               8-12 EAST BROADWAY
                             PEMBROKE HM 19 BERMUDA


                          ____________________________



         To the Shareholders of RenaissanceRe Holdings Ltd.:

         As you know, a Special General Meeting of Shareholders (the "Special Meeting") of RenaissanceRe Holdings Ltd. (the "Company") is to be held at Renaissance House, 8-12 East Broadway, Pembroke, Bermuda on December 23, 1996 at 10:00 a.m. Atlantic standard time to consider three proposals relating to the creation of two series of diluted voting common shares and certain related corporate governance changes (collectively, the "Recapitalization").

         Recently, the Company announced a plan to return $100 million of capital to its shareholders (the "Capital Plan"). The Capital Plan has two significant components. First, on December 13, 1996, the Company purchased for cancellation 2,085,361 common shares, par value $1.00 per share (the "Full Voting Common Shares") of the Company through private transactions with its founding institutional investors, on a pro rata basis, at a price of $34.50 per share, for an aggregate price of $71.94 million (the "Repurchase"). Second, as soon as practicable, the Company intends to commence a tender offer to purchase for cancellation from the Company's public shareholders, on the terms and subject to the conditions to be contained in definitive tender offer materials, an aggregate of 813,190 Common Shares at a price of $34.50 per share, net to the seller in cash, without interest thereon, for an aggregate price of $28.06 million (the "Tender Offer"). Implementation of the Capital Plan does not require a shareholder vote.

         For your information, Attachment A to this letter reflects the security ownership of certain shareholders of the Company and the Company's management and directors, pro forma to give effect to the Capital Plan and the Recapitalization.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, REGARDLESS OF THE NUMBER THAT YOU HOLD. IF YOU HAVE ALREADY SUBMITTED A SIGNED PROXY, YOU NEED NOT COMPLETE AND SUBMIT THE ENCLOSED PROXY UNLESS YOU WISH TO CHANGE YOUR VOTE. IF YOU WISH TO REVOKE ANY PROXY PREVIOUSLY GIVEN, YOU MUST DO SO PRIOR TO THE VOTING OF THE PROXY AT THE SPECIAL MEETING, BY DELIVERING TO THE SECRETARY OF THE COMPANY A WRITTEN STATEMENT REVOKING THE PROXY, BY EXECUTING AND DELIVERING A LATER DATED PROXY, OR BY VOTING IN PERSON AT THE SPECIAL MEETING.



                                    By order of the Board of Directors,


                                    JAMES N. STANARD
                                    Chairman of the Board



         December 16, 1996

                                                                    ATTACHMENT A


PRO FORMA BENEFICIAL OWNERSHIP AND VOTING RIGHTS

          The table set forth below shows the number of Full Voting Common Shares, Diluted Voting Class I Common Shares, par value $1.00 per share (the "DV I Shares"), and Diluted Voting Class II Common Shares, par value $1.00 per share (the "DV II Shares" and together with the Full Voting Common Shares and the DV I Shares, the "Common Shares"), held, and the applicable voting rights attaching to such share ownership pursuant to the Company's Amended and Restated Bye-Laws, pro forma to give effect to consummation of the Capital Plan and the Recapitalization.



                                               NUMBER OF       PERCENTAGE OF
          BENEFICIAL OWNER(1)              COMMON SHARES (2)   VOTING RIGHTS
-----------------------------------------  -----------------   --------------
Warburg, Pincus Investors, L.P.
 ("WPI") (3)..............................       7,914,619             42.81%
  466 Lexington Avenue
  New York, New York 10017
PT Investments............................       4,199,190(5)           5.08
  3003 Summer Street
  Stamford, Connecticut  06904 (4)
 GE Investment Private Placement
  Partners I-Insurance,
  Limited Partnership.....................       1,454,109(6)           2.62
  3003 Summer Street
  Stamford, Connecticut  06904 (4)
United States Fidelity and Guaranty
 Company..................................       2,776,137             15.02
  100 Light Street
  Baltimore, Maryland  21202
James N. Stanard (7)......................         947,470              3.70
Neill A. Currie (8).......................         205,009               *
Keith S. Hynes (9)........................         170,893               *
William I. Riker (10).....................         103,812               *
David A. Eklund (11)......................          65,625               *
Arthur S. Bahr............................          10,546               *
Thomas A. Cooper..........................              --              --
Edmund B. Greene (12).....................              --              --
Gerald L. Igou (12).......................              --              --
Kewsong Lee...............................              --              --
John M. Lummis (13).......................           2,000               *
Howard H. Newman (3)......................              --              --
Sidney Lapidus (3)........................              --              --
John C. Sweeney (13)......................              --              --
David A. Tanner (3).......................              --              --
All Executive Officers and Directors
 of the Company (12 persons) (14).........       1,505,355            5.88
-------------

*   Less than 1%.
(1) Pursuant to the regulations of the Securities and Exchange Commission, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2) Pro forma to give effect to the consummation of the Capital Plan, the Recapitalization and the Proposed Restructuring, as set forth more fully in the Proxy Statement. Unless otherwise noted, consists solely of Full Voting Common Shares.

(3) The sole general partner of Warburg, Pincus Investors, L.P. ("WPI") is Warburg Pincus & Co., a New York general partnership ("WP"). Lionel I. Pincus is the managing partner of WP and may be deemed to control it. E.M. Warburg, Pincus & Company, a New York general partnership that has the same general partners as WP ("E.M. Warburg"), manages WPI. WP has a 20% interest in the profits of WPI and through its wholly owned subsidiary, E.M. Warburg, Pincus & Co., Inc. ("EMW"), owns 1.13% of the limited partnership interests in WPI. Each of Howard H. Newman, a director of the Company, and Sidney Lapidus and David A. Tanner, nominees to serve as directors of the Company following the Special Meeting, are Managing Directors of EMW and general partners of WP and E.M. Warburg. As such, Messrs. Lapidus, Newman and Tanner may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the Common Shares beneficially owned by WPI, EMW and WP. Each of Messrs. Lapidus, Newman and Tanner disclaims "beneficial ownership" of the Common Shares owned by WPI within the meaning of Rule 13d-3 under the Exchange Act.

(4) Does not include any of the Company's securities indirectly held by Trustees of General Electric Pension Trust ("GEPT") or GE Insurance Private Placement Partners I, Limited Partnership ("GEIPPPI") by virtue of GEPT's limited partnership interest in WPI or as a result of GEPT's or GEIPPPI's indirect interest in USF&G by virtue of GEPT's, GEIPPPI's and certain of their affiliates' holdings of 3,774,522 shares of common stock and 250,000 shares of Series B cumulative convertible preferred stock, that is convertible into 2,079,002 shares of common stock, of USF&G Corporation, the parent company of United States Fidelity and Guaranty Company ("USF&G"). GE Investment Management Incorporated is the general partner of GEIPPPI and a wholly owned subsidiary of General Electric Company. As a result, each of GE Investment Management and General Electric Company may be deemed to be the beneficial owner of the Common Shares owned by GEIPPPI.

(5) Consists solely of DV I Shares. Reflects the equity owned by Trustees of GEPT and a portion of the equity owned by GEIPPPI, respectively, prior to the Recapitalization.

(6) Consists solely of DV II Shares. Reflects a portion of the equity owned by GEIPPPI prior to the Recapitalization.

(7) Includes 286,605 Full Voting Common Shares issuable upon the exercise of options under the RenaissanceRe Holdings Ltd. Amended and Restated 1993 Stock Incentive Plan (the "Incentive Plan") that are vested and presently exercisable. Does not account for any Common Shares sold in the Tender Offer.

(8) Includes 64,960 Full Voting Common Shares issuable upon the exercise of options under the Incentive Plan that are vested and presently exercisable. Does not account for any Common Shares sold in the Tender Offer.

(9) Includes 27,125 Full Voting Common Shares issuable upon the exercise of options under the Incentive Plan that are vested and presently exercisable. Does not account for any Common Shares sold in the Tender Offer.

(10) Includes 37,099 Full Voting Common Shares issuable upon the exercise of options under the Incentive Plan that are vested and presently exercisable. Does not account for any Common Shares sold in the Tender Offer.

(11) Includes 23,035 Full Voting Common Shares issuable upon the exercise of options under the Incentive Plan that are vested and presently exercisable. Does not account for any Common Shares sold in the Tender Offer.

(12) Mr. Greene is the Deputy Treasurer-Insurance of General Electric Company and Mr. Igou is a Vice President-Investment Analyst for General Electric Investment Corporation. Messrs. Greene and Igou disclaim "beneficial ownership," within the meaning of Rule 13d-3 under the Exchange Act, of the Common Shares owned by GEPT and GEIPPPI.

(13) Mr. Lummis, a director of the Company, is the Vice President-Business Development for USF&G Corporation, the parent company of USF&G. Mr. Sweeney, a nominee to serve as a director of the Company following the Special Meeting, is Senior Vice President and Chief Investment Officer of USF&G. Each of Mr. Lummis and Mr. Sweeney disclaims "beneficial ownership" within the meaning of Rule 13d-3 under the Exchange Act of the Common Shares owned by USF&G.

(14) Does not account for any Common Shares sold in the Tender Offer.

          To the extent that WPI and/or USF&G exercise their respective Exchange Rights (as defined in the Proxy Statement) in the future, the remaining outstanding Full Voting Common Shares will represent relatively greater voting rights.

                                      A-2